Filed pursuant to Rule 433
Registration No. 333-125271
Wachovia Corporation
$1,500,000,000 Three-Month LIBOR Floating Rate Notes due April 23, 2012

Issuer:	Wachovia Corporation
Principal Amount:	$1,500,000,000
Settlement Date:	April 23, 2007
Maturity Date:	April 23, 2012
Interest Rate & Spread:	3 Month USD-LIBOR-BBA plus 0.13%
Coupon Reset Dates:	Quarterly on the 23rd of January, April, July and October
First Coupon Reset Date:	July 23, 2007
Payment Dates:	Quarterly on the 23rd of January, April, July and October
First Payment Date:	July 23, 2007
Business Day Convention:	Modified Following Business Day (London & New York Business Days)
Index Definition:	USD-LIBOR-BBA means that the rate for a Coupon Reset Date will be the rate for deposits in U.S. Dollars for a period of the Index Maturity which appears on the Reuters screen LIBOR01 page as of 11:00 a.m., GMT, on the day that is two London Banking days preceding that Coupon Reset Date.
Day Count Basis:	Actual/ 360
Price to Public:	100%
Gross Spread:	0.35%
Gross Spread ($):	$5,250,000
Net Proceeds to Issuer:	$1,494,750,000
CUSIP / ISIN:	929903DF6 / US929903DF65
Sole Book-Running Lead Manager:	Wachovia Capital Markets, LLC	$1,365,000,000
Co-Managers:	Barclays Capital Inc.	$22,500,000
	Goldman, Sachs & Co.	$22,500,000
	M.R. Beal & Company	$22,500,000
	Merrill Lynch, Pierce, Fenner & Smith Incorporated	$22,500,000
	Morgan Stanley & Co. Incorporated	$22,500,000
	Samuel A. Ramirez & Company, Inc.	$22,500,000

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-866-289-1262 or you may e-mail a request to syndicate.ops@wachovia.com.